Exhibit 10.4

RBB BANCORP

2010 STOCK OPTION PLAN

1.	Purpose

The purpose of the RBB Bancorp Stock Option Plan (the “Plan”) is to strengthen RBB Bancorp (the “Company”) and those corporations which are or hereafter become subsidiary corporations by providing additional means of attracting and retaining competent managerial personnel and by providing to participating directors, officers, and key employees added incentives for high levels of performance and for unusual efforts to increase the earnings of the Company and any Subsidiary corporations; and to allow certain types of organizers of the Company the opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such directors, officers, key employees, and certain types of organizers of the Company may purchase shares of Common Stock of the Company pursuant to Stock Options granted in accordance with this Plan.

Stock Options granted pursuant to this Plan are intended to be Incentive Stock Options or Non-Qualified Stock Options, as shall be determined and designated by the Stock Option Committee upon the grant of each Stock Option hereunder.

2.	Definitions

For the purposes of this Plan, the following terms shall have the following meanings:

(a) “Common Stock.” This term shall mean shares of the Company’s no par value common stock, subject to adjustment pursuant to Paragraph 15 (Adjustment Upon Changes in Capitalization) hereunder.

(b) “Company.” This term shall mean RBB Bancorp, a California corporation.

(c) “Eligible Participant.” This term shall mean: (i) all directors of the Company or any Subsidiary; (ii) all officers (whether or not they are also directors) of the Company or any Subsidiary; (iii) all key employees (as such persons may be determined by the Stock Option

Committee from time to time) of the Company or any Subsidiary; and (iv) any organizers of the Company who have also paid “seed money” into the organizational fund of the Company and/or have contributed uncompensated services as allowed by the FDIC Policy Statements for deposit insurance applications.

(d) “Fair Market Value.” This term shall mean the fair market value of the Company’s Common Stock as determined in accordance with any reasonable valuation method selected by the Stock Option Committee, including the Commissioner of Corporations Regulation Section 260.140.50, which generally provides that in determining whether the price is fair, predominant weight will be given to the following: (a) if securities of the same class are publicly traded on an active market of substantial depth, the recent market price of such securities; (b) if the securities of the same class have not been so publicly traded, the price at which securities of reasonable comparable corporations (if any) in the same industry are being traded, subject to appropriate adjustments for the dissimilarities between the corporations being compared; or (c) in the absence of any reliable indicator under subsection (a) or (b), the earnings history, book value and prospects of the issuer in light of market conditions generally.

(e) “Incentive Stock Option.” This term shall mean a Stock Option which is an “Incentive Stock Option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

(f) “Non-Qualified Stock Option.” This term shall mean a Stock Option which is not an Incentive Stock Option.

(g) “Option Shares.” This term shall mean shares of Common Stock which are covered by and subject to any outstanding unexercised Stock Option granted pursuant to this Plan.

(h) “Optionee.” This term shall mean any Eligible Participant to whom a stock option has been granted pursuant to this Plan, provided that at least part of the Stock Option is outstanding and unexercised.

(i) “Plan.” This term shall mean the RBB Bancorp 2010 Stock Option Plan as embodied herein and as may be amended from time to time in accordance with the terms hereof and applicable law.

(j) “Stock Option.” This term shall mean the right to purchase from the Company a specified number of shares of Common Stock under the Plan at a price and upon terms and conditions determined by the Stock Option Committee.

(k) “Stock Option Committee.” The Board of Directors of the Company may select and designate a stock option committee consisting of at least three or more directors of the Company, having full authority to act in the matters. Regardless of whether a Stock Option Committee is selected, the Board of Directors may act as the Stock Option Committee and any action taken by the Board of Directors as such shall be deemed to be action taken by the Stock Option Committee. All references in the Plan to the “Stock Option Committee” shall be deemed references to the Board of Directors acting as a stock option committee and to a duly appointed Stock Option Committee, if there be one. In the event of any conflict between any action taken by the Board of Directors acting as a Stock Option Committee and any action taken by a duly appointed Stock Option Committee, the action taken by the Board of Directors shall be controlling and the action taken by the duly appointed Stock Option Committee shall be disregarded.

(l) “Subsidiary.” This term shall mean any subsidiary corporation of the Company as such term is defined in Section 425(f) of the Internal Revenue Code of 1986, as amended.

3.	Administration

(a) Stock Option Committee. This Plan shall be administered by the Stock Option Committee. The Board of Directors of the Company shall have the right, in its sole and absolute discretion, to remove or replace any person from or on the Stock Option Committee at any time for any reason whatsoever.

(b) Administration of the Plan. Any action of the Stock Option Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote, or pursuant to the unanimous written consent, of its members. Any such action taken by the Stock Option Committee in the administration of this Plan shall be valid and binding, so long as the same is in conformity with the terms and conditions of this Plan. Subject to compliance with each of the terms, conditions and restrictions set forth in this Plan, including, but not limited to, those set forth in Section 6(a)(ii) hereof, the Stock Option Committee shall have the exclusive right, in its sole and absolute discretion, to establish the terms and conditions of any Stock Options granted under the Plan, including, without limitation, the power to: (i) establish the number of Stock Options, if any, to be granted hereunder, in the aggregate and with regard to any individual Eligible Participant; (ii) determine the time or times when such Stock Options, or any parts thereof, may be exercised; (iii) determine and designate which Stock Options granted under the Plan shall be Incentive Stock Options and which shall be Non-Qualified Stock Options; (iv) determine the Eligible Participants, if any, to whom Stock Options are granted; (v) determine the duration and purposes, if any, of leaves of absence which may be permitted to holders of unexercised, unexpired Stock Options without such constituting a termination of employment under the Plan; and (vi) prescribe and amend the terms, provisions and form of any instrument or agreement setting forth the terms and conditions of every Stock Option granted hereunder.

(c) Decisions and Determinations. Subject to the express provisions of the Plan, the Stock Option Committee shall have the authority to construe and interpret the Plan, to define the terms used therein, to prescribe, amend, and rescind rules and regulations relating to the administration of the Plan, and to make all other determinations necessary or advisable for administration of the Plan. Determinations of the Stock Option Committee on matters referred to in this Section 3 shall be final and conclusive so long as the same are in conformity with the terms of this Plan.

4.	Shares Subject to the Plan

Subject to adjustments as provided in Section 15 hereof, the maximum number of shares of Common Stock which may be issued upon exercise of Stock Options granted under this Plan is limited to a maximum of 30% of the issued and outstanding shares of the Company on the date the Company commences business, in the aggregate. If any Stock Option shall be canceled, surrendered, or expire for any reason without having been exercised in full, the unpurchased Option Shares represented thereby shall again be available for grants of Stock Options under this Plan.

5.	Eligibility

Only Eligible Participants shall be eligible to receive grants of Stock Options under this Plan.

6.	Grants of Stock Options

(a) Grant. Subject to the express provisions and limitations of the Plan, the Stock Option Committee, in its sole and absolute discretion, may grant Stock Options to Eligible Participants of the Company, for a number of Option Shares, at the price(s) and time(s), on the terms and conditions and to such Eligible Participants as it deems advisable and specifies in the respective grants.

Subject to the limitations and restrictions set forth in the Plan, an Eligible Participant who has been granted a Stock Option may, if otherwise eligible, be granted additional Stock Options if the Stock Option Committee shall so determine. The Stock Option Committee shall designate in each grant of a Stock Option whether the Stock Option is an Incentive Stock Option or a Non-Qualified Stock Option.

An eligible director, officer or employee shall not participate in the granting of his or her own options.

(b) Date of Grant and Rights of Optionee. The determination of the Stock Option Committee to grant a Stock Option shall not in any way constitute or be deemed to constitute an obligation of the Company, or a right of the Eligible Participant who is the proposed subject of the grant, and shall not constitute or be deemed to constitute the grant of a Stock Option hereunder unless and until both the Company and the Eligible Participant have executed and delivered the form of stock option agreement then required by the Stock Option Committee as evidencing the grant of the Stock Option, together with such other instruments as may be required by the Stock Option Committee pursuant to this Plan; provided, however, that the Stock Option Committee may fix the date of grant as any date on or after the date of its final determination to grant the Stock Option (or if no such date is fixed, then the date of grant shall be the date on which the determination was finally made by the Stock Option Committee to grant the Stock Option), and such date shall be set forth in the stock option agreement. The date of grant as so determined shall be deemed the date of grant of the Stock Option for purposes of this Plan.

(c) Shareholder-Employees. Notwithstanding anything to the contrary contained elsewhere herein, an Incentive Stock Option shall not be granted hereunder to an Eligible Participant who owns, directly or indirectly, at the date of the grant of the Stock Option, more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or a Subsidiary corporation, unless the purchase price of the Option Shares subject to said Stock Option is at least 110% of the Fair Market Value of the Option Shares, determined as of the date said Stock Option is granted, and such option is not exercisable after the expiration of 5 years from the date such option is granted.

(d) Maximum Value of Stock Options. Except as provided in paragraph (e) of this Section 6, the maximum aggregate Fair Market Value of Option Shares (determined as of the respective Stock Option grant dates) for which an Eligible Participant may be granted Incentive Stock Options in any calendar year shall not exceed $100,000, plus any “unused carryover amount.” The unused carryover amount, determined on a yearly basis, shall be equal to one-half (1/2) of the difference between $100,000 and the aggregate Fair Market Value (determined as of the respective Stock Option grant dates) of all of the Option Shares subject to Incentive Stock Options granted to the Optionee during the calendar year under the Plan. The provisions of Section 422 of the Internal Revenue Code of 1986, as amended, are incorporated herein by this reference for the purpose of the determination and application of the unused carryover amount.

The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any calendar year (under all plans of the Company) is limited to $100,000, but the value of stock for which options may be granted to an employee in a given year may exceed $100,000, but such options in excess of $100,000 shall be treated as Non-Qualified Stock Options.

(e) Substituted Stock Options. If all of the outstanding shares of common stock of another corporation are changed into or exchanged solely for common stock in a transaction to which Section 425(a) of the internal Revenue Code of 1986, as amended, applies, then, subject to the approval of the Board of Directors of the Company, Stock Options under the Plan may be substituted (“Substituted Options”) in exchange for valid, unexercised and unexpired stock options of such other corporation. Substituted options shall qualify as Incentive Stock Options under the Plan, provided that (and to the extent) the stock options exchanged for the Substituted Options were “Incentive Stock Options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

(f) Non-Qualified Stock Options. All Stock Options granted by the Stock Option Committee which: (i) are designated at the time of grant as Incentive Stock Options but do not so qualify under the provisions of Section 422 of the Code or any regulations or rulings issued by the Internal Revenue Service for any reason; (ii) are in excess of the fair market value limitations set forth in Section 6(d); or (iii) are designated at the time of grant as Non-Qualified Stock Options, shall be deemed Non-Qualified Stock Options under this Plan. Non-Qualified Stock Options granted or substituted hereunder shall be so designated in the stock option agreement entered into between the Company and the Optionee.

7.	Stock Option Exercise Price

(a) Minimum Price. The exercise price of any Option Shares shall be determined by the Stock Option Committee, in its sole and absolute discretion, upon the grant of a Stock Option. Except as provided elsewhere herein, said exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock represented by the Option Share on the date of grant of the related Stock Option.

(b) Exchanged Stock Options. Where the outstanding shares of stock of another corporation are changed into or exchanged for shares of Common Stock of the Company without monetary consideration to that other corporation, then, subject to the approval of the Board or Directors of the Company, Stock Options may be granted in exchange for unexercised, unexpired stock options of the other corporation, and the exercise price of the Option Shares subject to each Stock Option so granted may be fixed at a price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time such Stock Option is granted if said exercise price has been computed to be not less than the exercise price set forth in the stock option of the other corporation, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the shares of Common Stock of the Company.

(c) Substituted Options. The exercise price of the Option Shares subject to each Substituted Option may be fixed at a price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time such Substituted option is granted if said exercise price has been computed to be not less than the exercise price set forth in the stock option of the other corporation for which it was exchanged, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the shares of Common Stock.

8.	Exercise of Stock Options.

(a) Exercise. Except as otherwise provided elsewhere herein, each Stock Option shall be exercisable in such increments, which need not be equal, and upon such contingencies as the Stock Option Committee shall determine at the time of grant of the Stock Option; provided, however, that if an Optionee shall not in any given period exercise any part of a Stock Option which has become exercisable during that period, the Optionee’s right to exercise such part of the Stock Option shall continue until expiration of the Stock Option or any part thereof as may be provided in the related stock option agreement. No Stock Option or part thereof shall be exercisable except with respect to whole shares of Common Stock, and fractional share interests shall be disregarded except that they may be accumulated. All Stock Option Agreements must contain a vesting period of not longer than 20% over the first five years of the Stock Option in equal percentages over the initial five years of the stock option.

(b) Regulatory Restrictions. If the Company’s capital falls below the minimum requirements contained in Section 3 of Part 12 of the Code of Federal Regulations, 12 CFR 3, or below a higher requirement as determined by the California Department of Financial Institutions (“DFI”) or the Federal Deposit Insurance Corporation (“FDIC”), the DFI or the FDIC may direct the Company to require Optionees to exercise or forfeit their Options. The Company shall notify each Optionee within 45 days from the date the DFI or the FDIC notifies the Company in writing that the Optionees must exercise or forfeit their Options. The Company is authorized and shall cancel such Options to the extent they are not exercised within 21 days after the Company’s notification to Optionees. The Company has agreed to comply with any FDIC or DFI request that the Company invoke its right to require Optionees to exercise or forfeit their options under the previous circumstances.

(c) Prior Outstanding Incentive Stock Options. Incentive Stock Options granted (or substituted) to an Optionee may be exercisable while such Optionee has outstanding and unexercised any Incentive Stock Option previously granted (or substituted) to him or her pursuant to this Plan. The Stock Option Committee shall determine if such options shall be exercisable if there are any Incentive Stock Options previously granted (or substituted) to him or her pursuant to this Plan, and such determination shall be evidenced in the Agreement executed by the Optionee and Company. An Incentive Stock Option shall be treated as outstanding until it is exercised in full or expires by reason of lapse of time.

(d) Notice and Payment. Stock Options granted hereunder shall be exercised by written notice delivered to the Company specifying the number of Option Shares with respect to which the Stock Option is being exercised, together with concurrent payment in full of the exercise price as hereinafter provided in Section 8(d) hereof. If the Stock Option is being exercised by any person or persons other than the Optionee, said notice shall be accompanied by proof, satisfactory to counsel for the Company, of the right to such person or persons to exercise the Stock Option. The Company’s receipt of a notice of exercise without concurrent receipt of the full amount of the exercise price shall not be deemed an exercise of a Stock Option by an Optionee, and the Company shall have no obligation to an Optionee for any Option Shares unless and until full payment of the exercise price is received by the Company in accordance with Section 8(d) hereof, and all of the terms and provisions of the Plan and the related stock option agreement have been complied with.

(e) Payment of Exercise Price. The exercise price of any Option Shares purchased upon the proper exercise of a Stock Option shall be paid in full at the time of each exercise of a Stock Option in cash, and/or, with prior written approval of the Stock Option Committee, in Common Stock of the Company which when added to the cash payment, if any, has a Fair Market Value equal to the full amount of the exercise price of the Stock Option, or part thereof, then being exercised. If all or part of payment is made in shares of Common Stock as heretofore provided, such payment shall be deemed to have been made only upon receipt by the Company of all required share certificates, and all stock powers and other required transfer documents necessary to transfer the shares of Common Stock to the Company. Payment by an Optionee as provided herein shall be made in full concurrently with the Optionee’s notification to the Company of his intention to exercise all or part of a Stock Option.

(f) Reorganization. Notwithstanding any provision in any stock option agreement pertaining to the time of exercise of a Stock Option, or part thereof, upon adoption by the requisite holders of the Company’s outstanding shares of Common Stock of any plan of dissolution, liquidation, reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company to another corporation, or the acquisition of stock representing more than 50% of the voting power of the Company then outstanding, by another corporation or person, which would, upon consummation, result in termination of a Stock Option in accordance with Section 16 hereof, the Stock Option shall become immediately exercisable as to all Option Shares for such period of time as may be determined by the Stock Option Committee, but in any event not less than 30 days prior to the adoption of the plan of dissolution, liquidation, reorganization, merger, consolidation, sale, or acquisition on the condition that the terminating event described in Section 16 hereof is consummated, except that in connection with a change of control where the Company will remain in existence following the completion of such change of control, the vesting period for the Stock Option will accelerate to three years. Any Option Shares not exercised will be terminated. If such Terminating Event is not consummated, Stock Options granted pursuant to the Plan shall be exercisable in accordance with their respective terms.

(g) Minimum Exercise. Not less than ten (10) Option Shares may be purchased at any one time upon exercise of a Stock Option unless the number of shares purchased is the total number which remains to be purchased under the Stock Option.

(h) Compliance With Law. No shares of Common Stock shall be issued by the Company upon exercise of any Stock Option, and an Optionee shall have no rights or claim to such shares, unless and until: (a) payment in full as provided in Section 8(d) hereof has been received by the Company; (b) in the opinion of the counsel for the Company, all applicable registration requirements of the Securities Act of 1933, all applicable listing requirements of securities exchanges or associations on which the Company’s Common Stock is then listed or traded, and all other requirements of law and of regulatory bodies having jurisdiction over such issuance and delivery, have been fully complied with; and (c) if required by federal or state law or regulation, the

Optionee shall have paid to the Company the amount, if any, required to be withheld on the amount deemed to be compensation to the Optionee as a result of the exercise of his or her Stock Option, or made other arrangements satisfactory to the Company, in its sole discretion, to satisfy applicable income tax withholding requirements.

9.	Nontransferability of Stock Options.

Each Stock Option shall, by its terms, be nontransferable by the Optionee other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee’s lifetime only by the Optionee or his or her guardian or legal representative.

10.	Continuation of Employment

Except for directors and organizers, each Optionee agrees, as part of the acceptance of the option that he/she will remain, within the employ of the Company, or any subsidiary corporation, for at least one (1) year from the date the option is granted subject to prior termination, leave of absence or vacation issued by the Board of Directors, subject to any employment agreements to the contrary which shall govern. Nothing contained in the Plan (or in any stock option agreement) shall obligate the Company or any Subsidiary corporation to employ or continue to employ or continue the services of any Optionee or any Eligible Participant for any period of time or interfere in any way with the right of the Company or a Subsidiary corporation to reduce or increase the Optionee’s or Eligible Participant’s compensation.

11.	Cessation of Employment

Except as provided in Sections 8(e), 12,13,14 or 15 hereof, except if Optionee is granted an option as an organizer of the Company, if, for any reason, an Optionee’s status as an Eligible Participant is terminated, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their initial grant, or three (3) months after the Optionee’s status as an Eligible Participant is terminated, whichever is earlier, unless the Stock Option Committee or the Board of Directors grants a longer period, up to the term of the option. During such period after Options shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which such Optionee’s status as an Eligible Participant terminated, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date. If Optionee is granted an option as an organizer of the Company, this Stock Option shall not expire as a result of such organizer of the Company no longer doing business or otherwise terminating his or its business relationship with the Company.

12.	Termination for Cause

Except if Optionee is granted an option as an organizer of the Company, if the stock option agreement so provides and if an Optionee’s status as an Eligible Participant is terminated for cause, the Stock Options granted to such Optionee shall expire on the expiration dates specified for such Stock Options at the time of their initial grant, or three (3) months after the Optionee’s status as an Eligible Participant is terminated, whichever is earlier. Termination for cause shall include, but not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith, and, in any event, the determination of the Stock Option Committee with respect thereto shall be final and conclusive. If Optionee is granted an option as an organizer of the Company, this Stock Option shall not expire as a result of such organizer of the Company no longer doing business or otherwise terminating his or its business relationship with the Company.

13.	Death of Optionee

Except if Optionee is granted an option as an organizer of the Company, if an Optionee loses his status as an Eligible Participant by reason of death, or if an Optionee dies during the three-month period referred to in Section 11 hereof, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their initial grant, or one (1) year after the date of such death, whichever is earlier. If Optionee is granted an option as an organizer, this Stock Option shall not expire as a result of the death of such organizer of the Company. After such death but before such expiration, subject to the terms and provisions of the Plan and the related stock option agreements, the person or persons to whom such Optionee’s rights under the Stock Options shall have passed by will or by the applicable laws of descent and distribution, or the executor or administrator of the Optionee’s estate, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee’s status as an Eligible Participant had been lost.

14.	Disability of Optionee

Except if Optionee is granted an option as an organizer of the Company, if an Optionee is disabled while employed by or while serving as a director of the Company or a Subsidiary or during the three-month period referred to in Section 11 hereof, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their initial grant, or one (1) year after the date of such disability, whichever is earlier. If Optionee is granted an option as an organizer, this Stock Option shall not expire as a result of the disability of such organizer of the Company. After such disability but before such expiration, the Optionee or a guardian or conservator of the Optionee’s estate, as duly appointed by a court of competent jurisdiction, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee became disabled or ceased to be employed by the Company or a Subsidiary as a result of the disability. For the purpose of this Section 14, an Optionee shall be deemed to have become “disabled” if it shall appear to the Stock Option Committee, upon written certification delivered to the Company by a qualified licensed physician, that the Optionee has become permanently and totally unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

15.	Adjustment Upon Changes in Capitalization

If the outstanding shares of Common Stock of the Company are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities of the Company, through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Stock Options may be granted. A corresponding adjustment changing the number or kind of Option Shares and the exercise prices per share allocated to unexercised Stock Options, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, in an outstanding Stock Option shall be made without change in the total price applicable to the unexercised portion of the Stock Option, but with a corresponding adjustment in the price for each Option Share subject to the Stock Option. Any adjustment under this Section shall be made by the Stock Option Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of any such adjustment, and fractional share interests shall be disregarded and the fractional share interest shall be rounded down to the nearest whole number.

16.	Terminating Events

Not less than thirty (30) days prior to consummation of a plan of dissolution or liquidation of the Company, or consummation of a plan of reorganization, merger or consolidation of the Company with one or more corporations, as a result of which the Company is not the surviving corporation and the outstanding securities of the class then subject to options hereunder are changed or exchanged for cash or property or securities not of the Company’s issue, or upon the sale of all or substantially all the assets of the Company to another corporation, or the acquisition of stock representing more than fifty percent (50%) of the voting power of the Company then outstanding by another corporation or person (the “Terminating Event”), the Stock Option Committee or the Board of Directors shall notify each Optionee of the pendency of the Terminating Event. Upon the effective date of the Terminating Event, the Plan shall automatically terminate and all Stock Options theretofore granted shall terminate, unless provision is made in connection with such transaction for the continuance of the Plan and/or assumption of Stock Options theretofore granted, or substitution for such Stock Options with new stock options covering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, solely at the discretion of such successor corporation, or parent or subsidiary corporation, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence, all persons shall have the right to exercise any unexercised portions of options then outstanding and not exercised, shall have the right for at such time prior to the consummation of the transaction causing such termination as the Company shall designate and for a period of not less than 30 days, to exercise the unexercised portions of their options, including the portions thereof which would, but for this paragraph entitled “Terminating Events,” not yet be exercisable, except that in connection with a change of control where the Company will remain in existence following the completion of such change of control, the vesting period for the Stock Option will accelerate to three years.

17.	Amendment and Termination

The Board of Directors of the Company may at any time and from time-to-time suspend, amend, or terminate the Plan and may, with the consent of Optionee, make such modifications of the terms and conditions of a Stock Option as it shall deem advisable; provided that, except as permitted under the provisions of Section 15 hereof, no amendment or modification may be adopted without the Company having first obtained all necessary regulatory approvals and approval of the holders of a majority of the Company’s shares of Common Stock present, or represented, and entitled to vote at a duly held meeting of shareholders of the Company if the amendment or modification would:

(a) materially increase the benefits accruing to participants under the Plan;

(b) materially increase the number of securities which may be issued under the Plan;

(c) materially modify the requirements as to eligibility for participation in the Plan;

(d) increase or decrease the exercise price of any Stock Options granted under the Plan;

(e) increase the maximum term of Stock Options provided for herein;

(f) permit Stock Options to be granted to any person who is not an Eligible Participant; or

(g) change any provision of the Plan which would affect the qualification as an Incentive Stock Option under the Plan.

No Stock Option may be granted during any suspension of the Plan or after termination of the Plan. Amendment, suspension, or termination of the Plan shall not (except as otherwise provided in Section 16 hereof), without the consent of the Optionee, alter or impair any rights or obligations under any Stock Option theretofore granted.

18.	Rights of Eligible Participants and Optionees

Neither any Eligible Participant, any Optionee or any other person shall have any claim or right to be granted any Stock Option under this Plan, and neither this Plan nor any action taken hereunder shall be deemed or construed as giving any Eligible Participant, Optionee or any other person any right to be retained in the employ of the Company or any subsidiary of the Company. Without limiting the generality of the foregoing, there is no vesting of any right in the classification of any person as an Eligible Participant or Optionee, such classification being used solely to define and limit those persons who are eligible for consideration of the grant of Stock Options under the Plan.

19.	Privileges of Stock Ownership; Securities Law Compliance; Notice of Sale

No Optionee shall be entitled to the privileges of stock ownership as to any Option Shares not actually issued and delivered. No Option Shares may be purchased upon the exercise of a Stock Option unless and until all then applicable requirements of all regulatory agencies having jurisdiction and all applicable requirements of securities exchanges upon which the stock of the Company is listed (if any) shall have been fully complied with. The Company will diligently endeavor to comply with all applicable securities laws before any options are granted under the Plan and before any stock is issued pursuant to options. The Optionee shall, not more than five (5) days after each sale or other disposition of shares of Common Stock acquired pursuant to the exercise of Stock Options, give the Company notice in writing of such sale or other disposition.

20.	Effective Date of the Plan

The Plan shall be deemed adopted as of June 16, 2010, and shall be effective immediately, subject to approval of the Plan by the holders of at least a majority of the corporation’s outstanding shares of Common Stock and any necessary approval of the Plan by the California Department of Financial Institutions.

21.	Termination

Unless previously terminated as aforesaid, the Plan shall terminate ten (10) years from the earliest date of (i) adoption of the Plan by the Board of Directors, (ii) approval of the Plan by holders of at least a majority of the Company’s outstanding shares of Common Stock, or (iii) approval of the Plan, if required, by the California Department of Financial Institutions. No Stock Options shall be granted under the Plan thereafter, but such termination shall not affect any Stock Option theretofore granted.

22.	Option Agreement

Each Stock Option granted under the Plan shall be evidenced by a written stock option agreement executed by the Company and the Optionee, and shall contain each of the provisions and agreements herein specifically required to be contained therein, and such other terms and conditions as are deemed desirable by the Stock Option Committee and are not inconsistent with the Plan.

23.	Stock Option Period

Each Stock Option and all rights and obligations thereunder shall expire on such date as the Stock Option Committee may determine, but not later than ten (10) years from the date such Stock Option is granted, and shall be subject to earlier termination as provided elsewhere in the Plan.

24.	Exculpation and Indemnification of Stock Option Committee

In addition to such other rights of indemnification which they may have as directors of the Company or as members of the Stock Option Committee, the present and former members of the Stock Option Committee, and each of them, shall be indemnified by the Company for and against all costs, judgments, penalties and reasonable expenses, including reasonable attorney’s fees, actually and necessarily incurred by them in connection with any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any act or omission of any member of the Stock Option Committee under or in connection with the Plan or any

Stock Option granted thereunder; provided, however, that a member of the Stock Option Committee shall not be entitled to any indemnification whatsoever pursuant to this Section for or as a result of any act or omission of such member which was not taken in good faith and which constituted willful misconduct or gross negligence by such member; provided further, that any amounts paid by any member of the Stock Option Committee in settlement of any action, suit or proceeding for which indemnification may be sought pursuant to this Section shall be first approved in writing by independent legal counsel selected by the Company; and, provided further, that within thirty (30) days after institution of any action, suit or proceeding against any member with respect to which such member is entitled to indemnification hereunder, such member shall, in writing, offer the Company the opportunity, at its own expense, to handle (including settle) and conduct the defense thereof. The provisions of this Section shall apply to the estate, executor and administrator of each member of the Stock Option Committee.

25.	Notices

All notices and demands of any kind which the Stock Option Committee, any Optionee, Eligible Participant, or any other person may be required or desires to serve under the terms of this Plan shall be in writing and shall be served by personal service upon the respective person or by leaving a copy of such notice or demand at the address of such person as may be reflected in the records of the Company, or in the case of the Stock Option Committee, with the Secretary of the Company, or by mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested. In the case of service by mail, it shall be deemed complete at the expiration of the third day after the day of mailing, except for notice of the exercise of any Stock Option and payment of the Stock Option exercise price, both of which must be actually received by the Company.

26.	Limitation of Obligations of the Company

Any obligation of the Company arising under or as a result of this Plan or any Stock Option granted hereunder shall constitute the general unsecured obligation of the Company, and not of the Board of Directors of the Company, or any members thereof, the Stock Option Committee, or any member thereof, any officer of the Company, or any other person or any Subsidiary, and none of the foregoing, except the Company, shall be liable for any debt, obligation, cost or expense hereunder.

27.	Limitation of Rights

The Stock Option Committee, in its sole and absolute discretion, is entitled to determine who, if anyone, is an Eligible Participant under this Plan, and which, if any, Eligible Participant shall receive any grant of a Stock Option. No oral or written agreement by any person on behalf of the Company relating to this Plan or any Stock Option granted hereunder is authorized, and such agreement may not bind the Company or the Stock Option Committee to grant any Stock Option to any person.

28.	Severability

If any provision of this Plan as applied to any person or to any circumstances shall be adjudged by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way effect any other provision hereof, the application of any such provision in any other circumstances, or the validity of enforceability hereof.

29.	Construction

Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular and vice versa, and the masculine gender shall include the feminine and the neuter.

30.	Headings

The headings of the several paragraphs of this Plan are inserted solely for convenience of reference and are not intended to form a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

31.	Successors

This Plan shall be binding upon the respective successors, assigns, heirs, executors, administrators, guardians and personal representatives of the Company and any Optionee.

32.	Governing Law

To the extent not governed by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of California.

33.	Conflict

In the event of any conflict between the terms and provisions of this Plan, and any other document, agreement or instrument, including, without limitation, any stock option agreement, the terms and provisions of this Plan shall control.

SECRETARY’S CERTIFICATE OF ADOPTION

I, the undersigned, do hereby certify:

1. That I am the duly elected and acting Secretary of RBB Bancorp; and

2. That the foregoing RBB Bancorp 2010 Stock Option Plan was duly adopted by the Board of Directors of RBB Bancorp as the Stock Option Plan for the Company at a meeting duly called as required by law and convened on the 16th day of June, 2010.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 15th day of September, 2010.

Pei-Chin (Peggy) Huang, Secretary

22